Exhibit 99.9

      Avocent Board Authorizes Repurchase of Additional Two Million Shares

     HUNTSVILLE, Ala.--(BUSINESS WIRE)--May 3, 2005--Avocent Corporation (NASDAQ: AVCT) today announced that its Board of Directors has approved the repurchase of an additional 2 million shares of its common stock under a stock repurchase program approved in November 2004. A total of 4 million shares has now been approved for repurchase, and the Company announced that it has purchased approximately 1.1 million shares under the program. The stock purchases may be made from time-to-time in the open market, in privately negotiated transactions, or otherwise, at prices that the Company deems appropriate.
     "The Board's decision to authorize an additional 2 million shares under our stock repurchase program reflects purchases to date, highlights our optimism for Avocent's continued growth, and underscores our strong financial position," stated John R. Cooper, the chairman and chief executive officer of Avocent Corporation. "The decision also reflects our belief that we can take advantage of the opportunity to purchase our stock at attractive prices while continuing to invest in the future growth of Avocent. We have excellent cash flow, no debt, and over $300 million in cash, cash equivalents and investments.
     "We see the purchase of Avocent's stock as a solid investment for our shareholders and an opportunity to leverage our cash position to improve our earnings per share. We also remain committed to investing in our operations, research and new product development, as well as continuing to make selective acquisitions to expand into complementary markets and expand our portfolio of products," concluded Mr. Cooper.

     About Avocent Corporation

     Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

     Forward-Looking Statements

     This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the purchase of Avocent shares, the impact on earnings per share, future growth and acquisitions, investment in research, and expansion of markets and products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


     CONTACT: Avocent Corporation
              Dusty Pritchett, 256-217-1300